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                        AMENDMENT NO. 9

                              TO

               PENNSYLVANIA POWER & LIGHT COMPANY

               EXECUTIVE RETIREMENT SECURITY PLAN


	WHEREAS, Pennsylvania Power & Light Company ("Company") has adopted the Pennsylvania Power & Light Company Executive
Retirement Security Plan ("Plan") effective January 1, 1987; and
	WHEREAS, the Plan was amended by Amendment Nos. 1, 2, 3, 4,
5, 6, 7 and 8; and
	WHEREAS, the Plan currently provides for the payment of certain benefits in the event of a Change in Control, and
	WHEREAS, the Company currently contemplates the creation of holding company and desires that such act does not constitute a Change in Control as such event does not fall within the scope of the type of change of control contemplated by the Company when it adopted the Plan;
	NOW, THEREFORE, the Plan is hereby amended as follows:
  I.	Effective January 1, 1995, the following sections of
Article II are amended to read:
2.3(B)	Notwithstanding the provisions of Section 2.3(A) above to
the contrary, the definition of Change in Control shall not include any restructuring of the Company, but only if such restructuring satisfies the following criteria: (a) the Company and Resources engage in a share exchange in which all of the outstanding common stock of the Company is exchanged on a share-for-share basis for the common stock of Resources such that PP&L becomes a subsidiary of Resources with Resources owning all of the common stock of PP&L and (b) such share exchange occurs between January 1, 1995 and December 31, 1995.

2.9    "PP&L" shall mean the Company.

2.12	"Resources" shall mean PP&L Resources, Inc.

 II.	Effective as of the "Effective Time" as defined in the
Agreement and Plan of Exchange between Pennsylvania Power
& Light Company and PP&L Resources, Inc., the following sections of Articles I, II and X are amended to read:

1.1 	The purpose of this Plan is to provide additional
retirement income security so that the total retirement income of senior management of the Company intended to be paid is not reduced as a result of a change in ownership of Resources. It is also intended to assure that these individuals will be able to assess any proposal or other issue affecting the shareowners of Resources in a manner which is in the best interest of these shareowners.

2.2		"Board" means the Board of Directors of Resources.

2.3(A)	"Change in Control" means any one of the following events:
 (a) any change in control of Resources of a nature that would be required to be reported in response to Item 1(a) of Form 8-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period; (c) any person (within the meaning of Section 13(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of securities of
 Resources representing 20% or more of the combined voting power of Resources' then outstanding securities entitled to vote generally in the election of directors; (d) the approval by the stockholders of Resources of any merger or consolidation of Resources with any other corporation or the sale or other disposition of all or substantially all of the assets of Resources to any other person or persons unless, after giving effect thereto, (1) holders of Resources' then outstanding securities entitled to vote generally in the election of directors will own a majority of the outstanding stock entitled to vote generally in the election of directors of the continuing, surviving or transferee corporation or any parent (within the meaning of Rule 12b-2 under the Exchange Act) thereof and (2) the incumbent members of the Board as constituted immediately prior thereto shall constitute at least a majority of the directors of the continuing, surviving or transferee corporation and any parent thereof; or (e) the Board adopts a resolution to the effect that a "Change in Control" has occurred or is anticipated to occur.

2.6 	"EBPB" means the Employee Benefit Plan Board, the members
of which are appointed by the Board of Directors of the Company.

2.16	"Supplemental Final Average Earnings" means twelve times
the monthly average of a Participant's Cash Compensation
(as defined by the Officers Deferred Compensation Plan) for the 12 full consecutive months in the final 60 (or fewer) full consecutive months of employment with the Company which yield the highest average. For this purpose, non-consecutive months interrupted by periods in which the Participant receives no Cash Compensation shall be treated as consecutive. If a Participant does not have 12 full consecutive months of employment with the Company, his Supplemental Final Average Earnings shall be the total of the Cash Compensation earned for the number of months of employment. The amount of Cash Compensation for each month shall be increased by the value of (1) any Awards (including any dividends distributed on Restricted Stock during the Restriction Period) granted to Participant under the Incentive Compensation Plan attributable to such month, and (2) any cash grants awarded to Participant pursuant to the executive incentive awards program initially approved by the PP&L Board of Directors on October 25, 1989. For the purpose of determining the amount by which Cash Compensation is increased, the EBPB will determine (a) the value of any Award under the Incentive Compensation Plan as of the Award's Date of
Grant (as defined by the Incentive Compensation Plan) and prorate such value over the 12 consecutive month period that begins on the Date of Grant of the Award; (b) the amount of any dividends distributed on Restricted Stock during the Restriction Period and prorate such amount over the period for which such dividends are paid; and (c) the amount of any cash grant awarded under the executive incentive awards program and prorate such amount over the 12 consecutive month period that begins on the date of distribution of the grant.

10.1 	The PP&L Board may, in its discretion, terminate or amend
this Plan from time to time. In addition, the EBPB may make such amendments to the Plan as it deems necessary or desirable except those amendments which substantially increase the cost of the Plan to the Company or significantly alter the benefit design or eligibility requirements of the Plan. No termination or amendment shall (without Participant's consent) alter Participant's right to monthly payments which have commenced prior to the effective date of such termination or amendment. The
Board specifically reserves the right to terminate or amend this Plan to eliminate the right of any person to receive payment hereunder prior to the Change in Control.
 After the Change in Control, the Board shall not have the right to terminate or amend this Plan with respect to Participants. Notwithstanding the foregoing, if the Company is liquidated, the EBPB shall have the right to determine any amounts payable to a Participant and to cause the amount so determined to be paid in one or more installments or upon such other terms and conditions and at such other time as the EBPB determines to be just and equitable.

III.	Except as provided for in this Amendment No. 9, all other
provisions of the Plan shall remain in full force and effect.
	IN WITNESS WHEREOF, this Amendment No. 9 is executed this
 _____ day of October, 1994.
                             PENNSYLVANIA POWER & LIGHT COMPANY

                                    /s/ John M. Chappelear
                             By:_______________________________
                                        John M. Chappelear
                                   Vice President-Investments &
                                   Pensions